Exhibit 5.1

Faegre Baker Daniels LLP

2200 Wells Fargo Center, 90 South Seventh Street

Minneapolis ▼ Minnesota 55402-3901

Phone +1 612 766 7000

Fax +1 612 766 1600

December 12, 2018

Northern Oil and Gas, Inc.

601 Carlson Parkway, Suite 900

Minnetonka, MN 55305

Ladies and Gentlemen:

We have acted as counsel for Northern Oil and Gas, Inc., a Delaware corporation (the “Company”), in connection with the proposed registration by the Company of an aggregate of 91,009,840 shares of common stock, par value $0.001 per share (the “Shares”), pursuant to a registration statement on Form S-3 being filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”) (such registration statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The Shares to be registered pursuant to the Registration Statement are proposed to be sold by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) and consist of (i) 69,870,586 Shares (the “Base Shares”) outstanding and held by the Selling Stockholders as of the date hereof and (ii) 21,139,254 Shares (the “Contingent Shares”), including (a) up to 3,125,679 shares issuable pursuant to the Purchase and Sale Agreement between the Company and Pivotal Williston Basin, LP, dated July 17, 2018, (b) 10,448,700 shares issuable pursuant to the Purchase and Sale Agreement between the Company and Pivotal Williston Basin II, LP, dated July 17, 2018, and (c) 7,564,875 shares issuable pursuant to the Purchase and Sale Agreement between the Company and WR Operating, LLC, dated July 27, 2018, as amended by the First Amendment, dated September 25, 2018.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

The Contingent Shares will be issued under the Company’s Certificate of Incorporation, as currently in effect (the “Certificate of Incorporation”) and issued pursuant to the applicable Purchase and Sale Agreement identified above (such Purchase and Sale Agreements, collectively with the Certificate of Incorporation, the “Governing Documents”).

For purposes of this opinion, we have examined the Registration Statement, the Certificate of Incorporation, the Bylaws of the Company, as currently in effect (the “Bylaws”), each Purchase and Sale Agreement identified above, and the proceedings taken by the Company in connection with the authorization of the Shares. We have also examined such corporate and other records, agreements, instruments, certificates of public officials and documents as we have deemed necessary as a basis for the opinions hereinafter expressed and have reviewed such matters of law as we have deemed necessary for this opinion.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, the due authorization, execution and delivery of all documents by the parties thereto other than the Company, the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments, certificate and records we have reviewed, and the absence of any undisclosed modifications to the agreements and instruments reviewed by us. As to facts material to this opinion, we have relied upon certificates, statements and representations of the Selling Stockholders, of public officials, of officers and other representatives of the Company and of others, without any independent verification thereof.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.        All necessary corporate action has been taken by the Company to authorize the issuance and sale of the Base Shares, and such Base Shares are validly issued, fully paid and nonassessable.

2.        All necessary corporate action has been taken by the Company to authorize the issuance and sale of the Contingent Shares, and such Contingent Shares will, when issued and sold pursuant to the applicable Purchase and Sale Agreement, in accordance with its respective terms, and when, if issued as certificated shares, certificates representing such Contingent Shares have been duly executed by the Company, countersigned and registered by the Company’s transfer agent/registrar and delivered on behalf of the Company, or, if issued as uncertificated shares, upon authorization thereof by action of the Company and book entry registration and issuance by the Company’s transfer agent/registrar, be validly issued, fully paid and nonassessable.

The foregoing opinions assume that (a) the Registration Statement and any amendments relating thereto shall have become effective under the Securities Act and will continue to be effective, (b) the Company will remain duly organized, validly existing and in good standing under the laws of the State of Delaware, (c) at the time any Contingent Shares are issued or delivered, (i) there will not have occurred any change in the law or in the Certificate of Incorporation or Bylaws affecting the issuance or delivery of such Contingent Shares, and (ii) no relevant corporate actions will have been modified or rescinded, (d) the Company will have received legally sufficient consideration for all Contingent Shares, (e) the Contingent Shares will be issued within the limits of the then remaining authorized but unreserved and unissued amounts of the Company’s common stock under the Certificate of Incorporation, (f) all certificates evidencing any Contingent Shares will be in the form required by law and approved for issuance by the Company, (g) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Delaware General Corporation Law and (h) any prospectus supplement describing the Shares registered pursuant to the Registration Statement, to the extent required by applicable law, will be timely filed with the Commission.

We are admitted to the practice of law in the State of Minnesota, and our opinions set forth herein are limited to the laws of that State and the Delaware General Corporation Law, and we express no opinion as to the effect of any other laws.

This opinion is rendered as of the date first written above and is expressly limited to the matters set forth above and to the laws existing on the date hereof, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Governing Documents.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the Registration Statement under the caption “Legal Matters” with respect to the matters stated therein without implying or admitting that we are “experts” within the meaning of the Securities Act, or other rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ Joshua L. Colburn
Joshua L. Colburn